Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246

Thursday, October 19, 2006
FOR IMMEDIATE RELEASE


Washington Federal Reports Fiscal Year Earnings of $143 Million


SEATTLE - Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $143,102,000 or $1.64 per diluted share for the year ended September 30, 2006, compared to $145,889,000 or $1.67 per diluted share for the same period one year ago, a 2% decrease. Earnings for the fourth fiscal quarter amounted to $35,279,000 or $.40 per diluted share compared to $34,389,000 or $.39 per diluted share for the same period one year ago, a 3% increase.


Roy M. Whitehead, Chairman, President & CEO, commented, "We are proud to report another year of solid financial performance. Earnings during the year were maintained by reinvesting cash into longer-term assets and by modestly leveraging the company's substantial capital position. These moves were undertaken to offset a significant increase in interest expense on customer deposits over the prior year. Investors will be pleased to know that asset quality continues to be quite strong, despite a clear softening in most of the housing markets served by Washington Federal. A larger concern at the moment is the negative spread between short and long-term interest rates. This so-called "inverted yield curve", along with weaker housing, will likely make earnings growth difficult during the next few quarters."


The year produced a return on assets of 1.67%, while return on equity amounted to 11.77%. The company's efficiency ratio (operating expenses as a percentage of net revenue) of 19.66% for the year remains among the best in the industry.



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Total assets of $9.069 billion at September 30, 2006, represents an increase of $835 million or 10% above last year. Total net loans outstanding increased $1.070 billion to $7.078 billion as of September 30, 2006, an 18% increase over last year. Stockholders' equity increased $75 million or 6% to $1.263 billion as of September 30, 2006.

Net interest income declined by $10 million or 4% for the year to $257 million due primarily to a 55% or $64 million increase in interest expense on customer accounts. $46 million of this increase was attributable to higher interest rates, the remaining $18 million was due to higher volumes. The weighted average rate on customer accounts increased from 2.94% at September 30, 2005 to 4.05% as of September 30, 2006. This increase is the result of rising short-term interest rates. Our period end net interest spread decreased to 2.18% as of September 30, 2006 from 2.54% one year earlier. Due to a change in accounting rules, fiscal 2006 also included a $1.1 million expense for stock options granted to employees; 2005 did not include any stock option expense.

On October 10, 2006, Washington Federal announced the signing of a definitive merger agreement to acquire First Federal Banc of the Southwest, Inc. ("First Federal"). First Federal is headquartered in Roswell, New Mexico with 13 branches in New Mexico and 2 branches in El Paso, Texas. First Federal reported total assets of $562 million, total deposits of $392 million and total stockholders' equity of $53 million as of June 30, 2006. The transaction is expected to close in the first calendar quarter of 2007.

On October 20, 2006, Washington Federal will pay a cash dividend of $.205 per share to common stockholders of record on October 6, 2006. This will be the company's 95th consecutive quarterly cash dividend.

During the quarter the Company also opened a new branch location in Medford, Oregon.

Washington Federal Savings, with headquarters in Seattle, Washington, has 123 offices in seven western states.



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                    WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)


                                                                    September 30,  2006    September 30, 2005
                                                                    -------------------    ------------------
                                                                        (In thousands, except per share data)

ASSETS
Cash and cash equivalents .........................................         $    45,722          $    637,791
Available-for-sale securities, including mortgage-backed
   securities of $1,229,409 .......................................           1,451,038             1,077,856
Held-to-maturity securities, including mortgage-backed
   securities of $149,907 .........................................             184,928               212,479
Loans receivable, net .............................................           7,078,443             6,008,932
Interest receivable ...............................................              42,304                34,048
Premises and equipment, net .......................................              62,159                63,287
Real estate held for sale .........................................               3,903                 5,631
FHLB stock ........................................................             129,453               129,453
Intangible assets, net ............................................              56,259                57,259
Other assets ......................................................              14,811                 7,714
                                                                            -----------           -----------
                                                                            $ 9,069,020           $ 8,234,450
                                                                            ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Customer accounts
   Savings and demand accounts ....................................         $ 5,285,708           $ 5,002,172
   Repurchase agreements with customers ...........................              26,018                29,333
                                                                            -----------           -----------
                                                                              5,311,726             5,031,505
FHLB advances .....................................................           1,500,000             1,230,000
Other borrowings...................................................             870,000               655,000
Advance payments by borrowers for taxes and insurance .............              29,505                27,533
Federal and state income taxes ....................................              39,667                44,617
Accrued expenses and other liabilities ............................              55,402                58,487
                                                                            -----------           -----------
                                                                              7,806,300             7,047,142
STOCKHOLDERS' EQUITY
Common stock, $1.00 par value, 300,000,000 shares authorized;
   104,467,245 and 104,140,966 shares issued; 87,338,824 and
   86,933,294 shares outstanding ..................................             104,467               104,141
Paid-in capital ...................................................           1,246,025             1,240,310
Accumulated other comprehensive loss, net of taxes ................              (5,975)                 (704)
Treasury stock, at cost; 17,128,421 and 17,207,672 shares .........            (204,930)             (205,874)
Retained earnings .................................................             123,133                49,435
                                                                            -----------           -----------
                                                                              1,262,720             1,187,308
                                                                            -----------           -----------
                                                                            $ 9,069,020           $ 8,234,450
                                                                            ===========           ===========

CONSOLIDATED FINANCIAL HIGHLIGHTS
Stockholders' equity per share ....................................         $     14.46         $       13.66
Stockholders' equity to total assets ..............................               13.92%                14.42%
Weighted average rates at period end
  Loans and mortgage-backed securities* ...........................                6.48%                 6.19%
  Investment securities** .........................................                4.10                  3.74
  Combined loans, mortgage-backed securities
     and investment securities ....................................                6.38                  5.91
  Customer accounts ...............................................                4.05                  2.94
  Borrowings ......................................................                4.55                  4.51
  Combined cost of customer accounts and borrowings ...............                4.20                  3.37
  Interest rate spread ............................................                2.18                  2.54

* Includes securitized assets subject to repurchase
**Includes municipal bonds at tax equivalent yields and cash equivalents



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

                    WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                              Quarter Ended September 30,        Year Ended September 30,

                                                              ---------------------------        ------------------------
                                                                  2006             2005           2006              2005
                                                                 ------           ------         ------            ------
                                                                           (In thousands, except per share data)

INTEREST INCOME
Loans ......................................................   $ 118,334         $ 97,611      $ 439,338        $ 369,023
Mortgage-backed securities .................................      19,533           12,813         66,938           61,459
Investment securities and cash equivalents .................       3,913            7,752         23,607           31,419
                                                                --------         --------       --------         --------
                                                                 141,780          118,176        529,883          461,901

INTEREST EXPENSE
Customer accounts ..........................................      52,061           34,719        179,605          115,826
FHLB advances and other borrowings .........................      26,342           21,584         93,756           79,434
                                                                --------         --------       --------         --------
                                                                  78,403           56,303        273,361          195,260
                                                                --------         --------       --------         --------
NET INTEREST INCOME ........................................      63,377           61,873        256,522          266,641
Provision for (reversal of) loan losses ....................         350                -            535             (134)
                                                                --------         --------       --------         --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES ........      63,027           61,873        255,987          266,775

OTHER INCOME
Loss on securities, net ....................................           -                -              -           (3,534)
Loss on extinguishment of debt .............................           -           (2,194)             -           (2,194)
Other ......................................................       5,266            3,189         16,064           12,137
                                                                --------         --------       --------         --------
                                                                   5,266              995         16,064            6,409

OTHER EXPENSE
Compensation and fringe benefits ...........................       9,459            8,436         36,574           34,197
Occupancy ..................................................       1,934            1,915          7,893            8,788
Other ......................................................       2,203            3,258          9,112            9,334
                                                                --------         --------       --------         --------
                                                                  13,596           13,609         53,579           52,319
Gain on real estate acquired through foreclosure, net ......           4              180            188            1,443
                                                                --------         --------       --------         --------
Income before income taxes .................................      54,701           49,439        218,660          222,308
Income taxes ...............................................      19,422           15,050         75,558           76,419
                                                                --------         --------       --------         --------
NET INCOME .................................................    $ 35,279         $ 34,389       $143,102         $145,889
                                                                ========         ========       ========         ========

PER SHARE DATA
Basic earnings .............................................    $    .40         $    .40     $     1.64         $   1.68
Diluted earnings ...........................................         .40              .39           1.64             1.67
Cash dividends .............................................        .205              .20            .81              .78

Weighted average number of shares outstanding,
   including dilutive stock options ........................  87,467,156       87,544,855     87,471,474       87,478,708

PERFORMANCE RATIOS
Return on average assets ...................................        1.58%            1.71%          1.67%            1.90%
Return on average stockholders' equity .....................       11.43%           11.63%         11.77%           12.63%

Net interest margin ........................................        2.91%            3.18%          3.06%            3.57%
%



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